                             OPTION AND VOTING AGREEMENT


          OPTION AND VOTING AGREEMENT (the "Agreement"), dated as of April 29, 1999, among the undersigned stockholders (the "Stockholders") of Market Facts, Inc., a Delaware corporation (the "Company"), and Aegis Group plc, a company incorporated under the laws of England and Wales ("Aegis").

          WHEREAS, concurrently with the execution of this Option and Voting Agreement, the Company and Aegis have entered into an Agreement and Plan of Merger (as the same may be amended from time to time, the "Merger Agreement"), pursuant to which Aegis or a subsidiary of Aegis shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "1934 Act") an offer to purchase up to 100% of the shares of the common stock, par value $1.00 per share, of the Company (the "Company Common Stock") at a price of not less than $31.00 per share net to the selling stockholder in cash (the "Offer") and, upon the consummation thereof, shall cause to be effected a merger between the Company and a subsidiary of Aegis;

          WHEREAS, the Offer shall have as one of its conditions that not less than a majority of the shares of Company Common Stock (on a fully diluted basis), when added without duplication to the shares that are then subject to this Agreement but have not been tendered in the Offer, shall have been tendered and not withdrawn;

          WHEREAS, in order to induce Aegis to enter into the Merger Agreement, the Stockholders wish to agree (i) to grant Aegis an option to buy the Shares (as defined below) at the Option Price (as defined below), (ii) to vote the Shares, any other such shares of Company Common Stock and any shares of Series B Preferred Stock, no par value, of the Company (the "Company Preferred Stock") owned by the Stockholders (the "Preferred Shares"), so as to facilitate consummation of the Offer, (iii) not to transfer or otherwise dispose of any of the Shares or Preferred Shares, or any other shares of Company Common Stock or Company Preferred Stock acquired hereafter and prior to the Expiration Date (as defined below) and (iv) to deliver an irrevocable proxy to vote the Shares and the Preferred Shares to Aegis.

          NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

          1. REPRESENTATIONS OF STOCKHOLDERS. Each of the Stockholders represents and warrants to Aegis that now and at all times during the term of this Agreement (a) such Stockholder lawfully owns beneficially (as such term is defined in the Securities Exchange Act of 1934, as amended (the "1934 Act")) and of record each of the shares of Company Common Stock set forth opposite such Stockholder's name on Exhibit A (such Stockholder's "Shares") and each of the shares of Company Preferred Stock set forth opposite such Stockholder's name on Exhibit A, free and clear of all liens, pledges, claims, charges, security interests or other encumbrances of any kind (except as otherwise noted on Exhibit A) and, except for this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which such Stockholder is a party relating to the pledge, disposition or voting of any shares of Company Common Stock or Company Preferred Stock and there are no voting trusts or voting agreements with respect to such Shares or Preferred Shares, (b) such Stockholder does not beneficially own any shares of Company Common Stock or Company Preferred Stock other than such Shares and Preferred Shares and does not have any options, warrants or other rights to acquire any additional shares of Company Common Stock or Company Preferred Stock or any security exercisable for or convertible into shares of Company Common Stock or Company Preferred Stock, except for options, warrants and/or other rights granted, awarded or issued pursuant to the Market Facts 1996 Stock Plan, (c) except as noted in Exhibit A, such Stockholder has full right, power and authority to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder, and (d) except as noted in Exhibit A, the execution, delivery and performance of this Agreement do not, and the consummation of the transactions contemplated hereby will not, constitute or result in (i) if applicable, a breach or violation of, or a default under, its certificate or by-laws or the comparable governing instruments, (ii) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a lien on its assets (with or without notice, lapse of time or both) pursuant to any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation binding upon it or any of its assets or any laws or governmental or non-governmental permit or license to which it is subject or (iii) any change in the rights or obligations of any party under any such agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation, including, without limitation, any change in rights of reimbursement, termination, cancellation or modification except, with respect to clauses (ii) and (iii), for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, is not reasonably likely to prevent, materially delay or materially impair the ability of such Stockholder to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered and constitutes the legal, valid and binding obligation of such Stockholder in accordance with its terms, except as the enforcement hereof may be limited by general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

          2.   THE OPTION.

               (1) Each Stockholder hereby grants to Aegis or its Permitted Assign (the "Holder") an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, all but not fewer than all of the Shares and New Shares (as defined in Section 7 hereof) at any time on or prior to the Expiration Date if after the date of this Agreement a Takeover Proposal (as hereinafter defined) has been made. "Takeover Proposal" means, any proposal or offer, other than by Aegis or any Affiliate thereof, for a "Competing Transaction" (as such term is defined in Section 6.5 of the Merger Agreement). Following the occurrence of a Takeover Proposal, Holder may purchase the Shares and New Shares at a purchase price of $31.00 per Share and New Share. The purchase price per share set forth in the immediately preceding sentence, as adjusted pursuant to paragraph 2(b) below, is hereinafter referred to as the "Option Price." If the Holder wishes to exercise the Option, it shall send to the Stockholder a written notice (the date of which is referred to herein as the "Notice Date") on or prior to the Expiration Date specifying
(i) the total number of shares that the Holder will purchase from such Stockholder pursuant to such exercise, which must be all of the Shares and New Shares, and (ii) a place and date (a "Closing Date") not later than the later of (A) two (2) business days following the expiration or earlier termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (B) one (1) business day following the consummation of the Offer, for the closing of such purchase (a "Closing"). At each Closing, the Holder shall pay to such Stockholder the aggregate purchase price for the Shares or New Shares purchased pursuant to the exercise of the Option in immediately available funds by a wire transfer to a bank account designated by such Stockholder; provided that failure or refusal of such Stockholder to designate such a bank account shall not preclude the Holder from exercising the Option. At such Closing, simultaneously with the payment of the aggregate Option Price by the Holder, such Stockholder shall deliver to the Holder a certificate or certificates representing the number of Shares or New Shares purchased by the Holder accompanied by duly executed stock powers. The Stockholders agree that they will not tender the Shares into the Offer, without the prior written consent of the Holder.

               (2) Aegis shall purchase all Shares held by each Stockholder by 11:59 p.m. on the first business day immediately following the purchase of Company Common Stock pursuant to the Offer at the Option Price. Payment of the aggregate Option Price for the Shares on such date shall be in immediately available funds by a wire transfer to a bank account designated by each Stockholder; provided that failure or refusal of any Stockholder to designate such a bank account shall not preclude the Holder from purchasing the Shares. At such Closing, simultaneously with the payment of the aggregate Option Price by the Holder, such Stockholder shall deliver to the Holder a certificate or certificates representing the number of Shares or New Shares purchased by the Holder accompanied by duly executed stock powers.

               (3) If at any time the Company shall (i) pay a dividend (other than regular cash dividends) or otherwise make a distribution to the holders of Company Common Stock, (ii) subdivide its outstanding shares of Company Common Stock into a larger number of shares of Company Common Stock or combine its outstanding shares of Company Common Stock into a smaller number of shares of Company Common Stock (iii) reorganize its capital, reclassify its capital stock, consolidate or merge with or into another entity or sell, transfer or otherwise dispose of all or substantially all of its property, assets or business to another entity or (iv) engage in any similar dilutive transaction, the parties agree to adjust the Option Price and/or the number of Shares or New Shares or other securities or property subject to the Option as necessary and equitable in order to ensure that Aegis shall receive, upon exercise of the Option, the number of Shares or New Shares or other securities or property which Aegis would have received in connection with or as a result of such dividend, distribution or other transaction, if it had exercised the Option immediately prior to (i) the record date for any such dividend or other distribution or (ii) the effective time of any such other transaction.

          3. AGREEMENT TO VOTE SHARES; GRANT OF IRREVOCABLE PROXY; AGREEMENT TO GRANT FURTHER PROXIES. During the term of this Agreement each of the Stockholders shall vote such

Stockholder's Shares and any New Shares and such Stockholder's Preferred Shares and any New Preferred Shares for the closing of the Merger (a "Closing"), and cause any holder of record of such Shares or New Shares and Preferred Shares or New Preferred Shares to vote, (a) in favor of adoption and approval of the transactions contemplated by the Merger Agreement at every meeting of the stockholders of the Company at which such matters are considered and at every adjournment or postponement thereof, (b) against any action or agreement that could reasonably be expected to impede, interfere with or otherwise materially adversely affect the Merger or inhibit the timely consummation of the Merger, (c) against any action or agreement that could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement, and (d) except for the Merger, against any merger, consolidation, business combination, reorganization, recapitalization, liquidation or sale or transfer of any material assets of the Company or its subsidiaries.

          The undersigned, for consideration received, hereby appoints Crispin Davis, Colin Day and Eleonore Sauerwein, and each of them its proxies, with power of substitution and resubstitution, to vote all Shares and New Shares and Preferred Shares and New Preferred Shares of the Company owned by the undersigned at any meeting of stockholders of the Company, and at any adjournment or postponement thereof or to give consent with respect to such Shares or New Shares and Preferred Shares or New Preferred Shares (i) FOR approval and adoption of the Merger and (ii) AGAINST (x) any action or agreement that could reasonably be expected to impede, interfere with or otherwise materially adversely affect the Merger or inhibit the timely consummation of the Merger, (y) any action or agreement that could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement and (z) except for the Merger, any merger, consolidation, business combination, reorganization, recapitalization, liquidation or sale or transfer of any material assets of the Company or its subsidiaries. This proxy is coupled with an interest, revokes all prior proxies granted by the undersigned and is irrevocable until the Expiration Date or such other time as this Agreement terminates in accordance with its terms.

          Each Stockholder further agrees to deliver to Aegis upon request one or more additional proxies substantially in the form attached hereto as Exhibit B, which proxy shall be irrevocable for the period specified for irrevocability in the prior paragraph to the extent permitted under Delaware law.

          4. NO VOTING TRUSTS. Each of the Stockholders shall not, and shall not permit any entity under its control to, deposit any of their Shares or New Shares or Preferred Shares or New Preferred Shares in a voting trust or subject any of their Shares or New Shares or Preferred Shares or New Preferred Shares to any arrangement with respect to the voting of such Shares or New Shares or Preferred Shares or New Preferred Shares (including, without limitation, the granting of proxies) other than agreements entered into with Aegis.

          5. NO PROXY SOLICITATIONS. Each of the Stockholders shall not, and shall not permit any entity under such Stockholder's control to, (a) solicit proxies or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the 1934 Act) in opposition to or competition with the consummation of the Merger or otherwise encourage or assist any party in taking or planning any action which could reasonably be expected to impede, interfere with or otherwise materially adversely affect the Merger or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, (b) directly or indirectly initiate or cooperate in a stockholders' vote or action by consent of the Company's stockholders in opposition to or in competition with the consummation of the Merger, or (c) become a member of a "group" (as such term is used in Section 13(d) of the 1934 Act) with respect to any voting securities of the Company for the purpose of opposing or competing with the consummation of the Merger; provided that the foregoing shall not restrict any director or officer of the Company from taking any action such director or officer reasonably believes after consultation with outside counsel is necessary to satisfy such director's or officer's fiduciary duty as a director or officer of the Company or its stockholders.

          6. TRANSFER AND ENCUMBRANCE. On or after the date hereof and until the Expiration Date, each of the Stockholders shall not transfer, sell, offer, assign, exchange, pledge or otherwise dispose of or encumber any of such Stockholder's Shares or New Shares or Preferred Shares or New Preferred Shares or enter into any contract, option or other arrangement with respect to any of the foregoing except that a Stockholder may transfer Shares or New Shares or Preferred Shares or New Preferred Shares held thereby to any partner of such Stockholder so long as the transferee shall agree to be bound by this Agreement.

          7. ADDITIONAL PURCHASES. Each of the Stockholders shall not purchase or otherwise acquire beneficial ownership of any shares of Company Common Stock ("New Shares") or Company Preferred Stock ("New Preferred Shares") after the execution of this Agreement, nor will any Stockholder voluntarily acquire the right to vote or share in the voting of any shares of Company Common Stock or Company Preferred Stock other than the Shares and the Preferred Shares, respectively, unless such Stockholder agrees to deliver to Aegis immediately after such purchase or acquisition an irrevocable proxy substantially in the form attached hereto as Exhibit B with respect to such New Shares or New Preferred Shares. Each of the Stockholders also severally agrees that any New Shares or New Preferred Shares acquired or purchased by him or her shall be subject to the terms of this Agreement to the same extent as if they constituted Shares or Preferred Shares.

          8. SPECIFIC PERFORMANCE. Each party hereto acknowledges that it will be impossible to measure in money the damage to the other party if a party hereto fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the other party will not have an adequate remedy at law or damages. Accordingly, each party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that the other party has an adequate remedy at law. Each party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with any other party's seeking or obtaining such equitable relief.

          9. PUBLICITY. Each Stockholder, in its capacity as such, and not as a director or officer of the Company, hereby agrees that it shall, when acting in its capacity as a Stockholder of the Company and not as a director or officer thereof, obtain the written permission of Aegis prior to issuing any press release or otherwise making public announcements with respect to the transactions contemplated by this Agreement and prior to making any filings with any third party and/or any governmental entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by law.

          10.  EXPENSES.   Each party shall bear its own expenses with
respect to the review, execution, delivery and performance of this Agreement.

          11. NON-ASSIGNMENT; ENTIRE AGREEMENT. Aegis shall not assign any of its rights under this Agreement except to Aegis Acquisition Corp., or to such other assignee (a "Permitted Assign") as may be permitted under, or which assumes Aegis' obligations under, the Merger Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and, together with the Merger Agreement, contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by all the parties hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

          12. NOTICES. All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by facsimile or like transmission and on the next business day when sent by Federal Express, Express Mail or other reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          If to Aegis:

          Aegis Group plc
          11A West Halkin Street
          London, SW1 X8JL, United Kingdom
          Attention:  Crispen Davis, Chief Executive Officer
          Facsimile:  (44) 171 470 5097

          With a copy to:

          Aegis Group plc
          4 Place de Saverne
          92971 Paris La Defense

          Cedex 106
          France
          Attention:  Eleonore Sauerwein, Esq.
          Facsimile: (33) 1 41 16 65 39

          and to:

          Mitchell Silberberg & Knupp LLP
          11377 West Olympic Boulevard
          Los Angeles, California 90064-1683
          Attention: Daniel M. Freedman, Esq.
          Facsimile: (310) 312-3785

          If to a Stockholder, to the address or facsimile number set forth for such Stockholder on the signature page hereof.

          13.  MISCELLANEOUS.

               (1) This agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Delaware without regard to the conflict of law principles of the State of Delaware or any other jurisdiction that would call for the application of the law of any jurisdiction other than the State of Delaware. The parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of California and the Federal courts of the United States of America located in the State of California solely in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a California State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 12 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES

AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER,
(iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13(a).

               (2) The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

               (3) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

               (4) This Agreement shall terminate upon the earliest to occur of (i) the closing of the Merger, (ii) 11:59 p.m. on the first business day immediately following the expiration of the Offer or the consummation of the purchase of the Company Common Stock pursuant to the Offer, (iii) in the event that the Merger Agreement shall have been terminated prior to any Takeover Proposal having been made, the termination date of the Merger Agreement, (iv) the date specified in a written agreement duly executed and delivered by Aegis and each of the Stockholders, and (v) November 2, 1999 (the earliest such date, the "Expiration Date"); provided, however, that if Aegis shall have exercised the Option in accordance with the terms of Section 2 hereof on or before the date that would otherwise have been the Expiration Date, the Expiration Date shall be the date of the Closing under Section 2.

               (5) Each party hereto shall execute and deliver such additional documents as may be necessary or desirable to effect the transactions contemplated by this Agreement.

               (6) All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

            IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

                                   Aegis Group plc


                                   By:  ____________________________
                                        Name:
                                        Title:



                                   THE STOCKHOLDERS:


                                   _____________________________
                                   Name:
                                   Address:

                                   Facsimile:


                                   _____________________________
                                   Name:
                                   Address:

                                   Facsimile:

                                                                      EXHIBIT A


                              LIST OF STOCKHOLDERS OF
                                    THE COMPANY


NAME                        # SHARES OF COMMON STOCK
----                        ------------------------
Verne B. Churchill                    64,198
Lawrence W. Labash                   118,171
Jeffery A. Oyster                      4,800
Thomas H. Payne                      144,494
Sanford M. Schwartz                  251,794
Ned L. Sherwood                    2,042,732*
Timothy J. Sullivan                  134,295
MFI Investors, L.P.                2,037,332

 * Includes 2,037,332 shares held by MFI Investors, L.P.

                                                                    EXHIBIT B


                                   FORM OF PROXY

          The undersigned, for consideration received, hereby appoints Crispin Davis and Colin Day and each of them his or her proxies, with power of substitution and resubstitution, to vote all shares of common stock, par value $1.00 per share, and Series B Preferred Stock, no par value (the "Capital Stock"), of Market Facts, Inc., a Delaware corporation (the "Company"), owned by the undersigned at any meeting of stockholders of the Company, and at any adjournment or postponement thereof or to give consent with respect to such shares (i) FOR approval of a merger between a subsidiary of Aegis Group plc, a corporation organized under the laws of England and Wales ("Aegis"), and the Company in accordance with an Agreement and Plan of Merger, dated as of April 29, 1999, between Aegis and the Company (the "Merger"), and (ii) AGAINST (x) any action or agreement that could reasonably be expected to impede, interfere with or otherwise materially adversely affect the Merger or inhibit the timely consummation of the Merger, (y) any action or agreement that could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement and (z) except for the Merger, any merger, consolidation, business combination, reorganization, recapitalization, liquidation or sale or transfer of any material assets of the Company or its subsidiaries. This proxy is coupled with an interest, revokes all prior proxies granted by the undersigned and is irrevocable until such time as the Option and Voting Agreement, dated as of ____________________, 1999, among certain stockholders of the Company, including the undersigned, and Aegis terminates in accordance with its terms.

Dated     _______________, 1999

                                   __________________________
                                   (Name of Stockholder)



                                   __________________________
                                   (Signature of Stockholder)